Alexion Reports Fourth Quarter and Full Year 2017 Results and Provides Financial Guidance for 2018

•	2017 Total Revenues of $3.551 Billion, a 15 Percent Increase Over 2016 and a 17 Percent Volume Increase

•	2017 GAAP Diluted EPS of $1.97 Per Share, a 12 Percent Increase Over 2016; Non-GAAP Diluted EPS of $5.86 Per Share, a 27 Percent Increase Over 2016

•	Continued Double-Digit Volume Growth of Soliris in 2017 Despite Rapid Enrollment in ALXN1210 Trials

•	Initial Launches Underway for Soliris in Patients with AchR Antibody-Positive Generalized Myasthenia Gravis (gMG) in the U.S., Germany and Japan

•	Data from ALXN1210 Phase 3 PNH Naive and Switch Studies Expected in Second Quarter of 2018

•	Four New Independent Directors With Deep Biopharmaceutical Experience Appointed to Alexion's Board of Directors

•	2018 Guidance: Revenue $3.850 to $3.950 Billion; GAAP Diluted EPS $4.35 to $4.75 Per Share; Non-GAAP Diluted EPS $6.60 to $6.80 Per Share

NEW HAVEN, Conn., February 8, 2018- Alexion Pharmaceuticals, Inc. (NASDAQ: ALXN) today announced financial results for the fourth quarter and full year of 2017. Total revenues for the full year of 2017 were $3.551 billion, a 15 percent increase compared to 2016. The negative impact of foreign currency on total revenues year-over-year was 1 percent or $28.6 million, net of hedging activities. On a GAAP basis, diluted earnings per share (EPS) for the full year of 2017 was $1.97, a 12 percent increase versus the prior year, inclusive of $286.5 million of expenses related to the previously announced restructuring activities. Non-GAAP diluted EPS for the full year of 2017 was $5.86 per share, a 27 percent increase versus the prior year.

Total revenues in the fourth quarter were $909.7 million, a 9.5 percent increase compared to the same period in 2016. The benefit of foreign currency on total revenues year-over-year was less than 1 percent or $0.1 million, net of hedging activities. On a GAAP basis, diluted EPS in the quarter was $0.13 per share, a 68 percent decrease versus the prior year, inclusive of $95.1 million of expenses related to the previously announced restructuring activities and $45.8 million related to U.S. tax reform. Non-GAAP diluted EPS for the fourth quarter of 2017 was $1.48 per share, a 17 percent increase versus the prior year.

"2017 was a year of rapid transformation for Alexion as we continued to advance our global leadership in rare diseases and position Alexion for the future. I am proud of our accomplishments and performance in 2017, which include strengthening the leadership team and Board of Directors, achieving regulatory approvals for Soliris for the treatment of patients with gMG in the US, Europe and Japan, completing enrollment in the ALXN1210 PNH Phase 3 trials and the Soliris NMOSD Phase 3 trial, strengthening our global patent portfolio for Soliris and continuing to achieve double-digit revenue and volume growth," said Ludwig Hantson, Chief Executive Officer of Alexion. "We enter 2018 with a well-defined strategy to build long-term sustainable value for shareholders. I look forward to providing updates on our progress throughout the year."

Full Year 2017 Financial Highlights

•	Soliris® (eculizumab) net product sales were $3,144.1 million, compared to $2,843.2 million in 2016, representing an 11 percent increase. Soliris volume increased 11 percent year-over-year.

•	Strensiq® (asfotase alfa) net product sales were $339.8 million, compared to $209.4 million in 2016, representing a 62 percent increase. Strensiq volume increased 74 percent year-over-year.

•	Kanuma® (sebelipase alfa) net product sales were $65.6 million, compared to $29.1 million in 2016, representing a 125 percent increase. Kanuma volume increased 136 percent year-over-year.

•
GAAP cost of sales was $454.2 million, inclusive of restructuring related expenses of $152.1 million, compared to $258.3 million in 2016. Non-GAAP cost of sales was $285.8 million, compared to $236.4 million in 2016.

•
GAAP R&D expense was $878.4 million, inclusive of restructuring related expenses of $16.3 million, compared to $757.2 million in 2016. Non-GAAP R&D expense was $736.3 million, compared to $690.0 million in 2016.

•
GAAP SG&A expense was $1,094.4 million, inclusive of restructuring related expenses of $10.9 million, compared to $953.0 million in 2016. Non-GAAP SG&A expense was $927.8 million, compared to $829.3 million in 2016.

•
GAAP income tax expense was $104.5 million, compared to $176.8 million in 2016. GAAP income tax expense includes a $45.8 million charge related to U.S. tax reform. The charge from U.S. tax reform includes a transition tax expense of $177.9 million and deferred tax expense related to the new GILTI minimum tax of $165.4 million, partially offset by the $297.5 million benefit of revaluing balance sheet taxes. Non-GAAP income tax expense was $186.7 million, compared to $182.8 million in 2016. Both GAAP and non-GAAP income tax expense for 2017 include a benefit from the conclusion of a routine IRS audit for the years 2013 and 2014.

•
GAAP diluted EPS was $1.97 per share, inclusive of restructuring and related expenses of $286.5 million, compared to $1.76 per share in 2016. Non-GAAP diluted EPS was $5.86 per share, compared to $4.62 per share in 2016.

Fourth Quarter 2017 Financial Highlights

•	Soliris net product sales were $791.9 million, compared to $748.7 million in the fourth quarter of 2016, representing a 6 percent increase. Soliris volume increased 6 percent year-over-year.

•	Strensiq net product sales were $95.6 million, compared to $70.5 million in the fourth quarter of 2016, representing a 36 percent increase. Strensiq volume increased 43 percent year-over-year.

•	Kanuma net product sales were $21.9 million, compared to $11.0 million in the fourth quarter of 2016, representing a 99 percent increase. Kanuma volume increased 82 percent year-over-year.

•
GAAP cost of sales was $144.6 million, inclusive of restructuring related expenses of $69.1 million, compared to $67.6 million in the same quarter last year. Non-GAAP cost of sales was $72.5 million, compared to $62.3 million in the same quarter last year.

•
GAAP R&D expense was $265.0 million, inclusive of restructuring related expenses of $15.3 million, compared to $205.9 million in the same quarter last year. Non-GAAP R&D expense was $188.6 million, compared to $186.1 million in the same quarter last year.

•
GAAP SG&A expense was $296.4 million, inclusive of restructuring related expenses of $4.5 million, compared to $258.5 million in the same quarter last year. Non-GAAP SG&A expense was $245.2 million, compared to $234.0 million in the same quarter last year.

•
GAAP income tax expense was $59.3 million, compared to $11.7 million in the same quarter last year, driven primarily by the $45.8 million charge related to U.S. tax reform. Non-GAAP income tax expense was $46.8 million, compared to $37.7 million in the same quarter last year.

•
GAAP diluted EPS was $0.13 per share, inclusive of restructuring and related expenses of $95.1 million, compared to $0.41 per share in the same quarter last year. Non-GAAP diluted EPS was $1.48 per share, compared to $1.26 per share in the fourth quarter of 2016.

Board of Directors Update

In the last six months, Alexion has appointed four new independent directors with deep biopharmaceutical experience to its Board of Directors: Deborah Dunsire, M.D., Paul A. Friedman, M.D., Francois Nader, M.D. and Judith Reinsdorf, J.D. Alexion also previously announced that Directors M. Michele Burns, Alvin S. Parven and Ann M. Veneman, J.D. have advised the Board that they do not plan to stand for re-election at the Company’s next annual meeting of shareholders.

Research and Development

Complement Portfolio Updates

•
Soliris® (eculizumab)- Generalized Myasthenia Gravis (gMG): In December 2017, the Ministry of Health, Labour and Welfare (MHLW) in Japan approved Soliris as a treatment for patients with gMG who are anti-acetylcholine receptor (AchR) antibody-positive and whose symptoms are difficult to control with high-dose intravenous immunoglobulin (IVIG) therapy or plasmapheresis (PLEX).

•
Soliris (eculizumab)- Relapsing Neuromyelitis Optica Spectrum Disorder (NMOSD): Enrollment is complete in the PREVENT study, a single, multinational, placebo-controlled Phase 3 trial of Soliris in patients with NMOSD. Alexion expects to report data in mid-2018.

•
ALXN1210- Paroxysmal Nocturnal Hemoglobinuria (PNH): Enrollment is complete in a Phase 3 trial comparing ALXN1210 administered intravenously every eight weeks to Soliris in complement inhibitor treatment-naive patients with PNH and in a Phase 3 PNH Switch study of ALXN1210 administered intravenously every eight weeks compared to patients currently treated with Soliris. Alexion expects to report data from these studies in the second quarter of 2018.

•
ALXN1210- Atypical Hemolytic Uremic Syndrome (aHUS): Enrollment and dosing are ongoing in a Phase 3 trial with ALXN1210 administered intravenously every eight weeks in complement inhibitor treatment-naive adolescent and adult patients with aHUS. Enrollment is expected to be complete in the second quarter of 2018 and Alexion expects to report data from this study in the fourth quarter of 2018. Enrollment and dosing are also ongoing in a Phase 3 trial of ALXN1210 in pediatric patients with aHUS.

•
ALXN1210- Subcutaneous: Alexion plans to initiate in late 2018 a single, PK-based Phase 3 study of ALXN1210 delivered subcutaneously once per week to support registration in PNH and aHUS. In December 2017, Alexion entered into a collaboration and license agreement with Halozyme Therapeutics, Inc. that enables the Company to use Halozyme's ENHANZE® drug-delivery technology in the development of subcutaneous formulations for its portfolio of products, including a next-generation subcutaneous formulation of ALXN1210 to potentially further extend the dosing interval to once every two weeks or once per month.

2018 Financial Guidance

Total revenues	$3,850 to $3,950 million
Soliris revenues	$3,325 to $3,400 million
Metabolic revenues	$525 to $550 million
R&D (% total revenues)
GAAP	20% to 22%
Non-GAAP	18% to 20%
SG&A (% total revenues)
GAAP	26% to 28%
Non-GAAP	23% to 24%
Operating margin
GAAP	31% to 34%
Non-GAAP	48% to 49%
Earnings per share
GAAP	$4.35 to $4.75
Non-GAAP	$6.60 to $6.80

2018 financial guidance assumes the following:

•	A foreign currency benefit, net of hedging activities, of $45 million to $55 million

•	Unfavorable Soliris revenue impact of $90 million to $110 million from ALXN1210 and other clinical trial recruitment versus prior year

•	GAAP effective tax rate of 15 to 17 percent; non-GAAP effective tax rate of 16 to 18 percent (both inclusive of Alexion's provisional assessment of the impact of U.S. tax reform)

Alexion’s financial guidance is based on current foreign exchange rates net of hedging activities and does not include the effect of business combinations, license and collaboration agreements, asset acquisitions, intangible asset impairments, changes in fair value of contingent consideration or restructuring and related activity outside of the previously announced activities that may occur after the day prior to the date of this press release.

Alexion expects to incur additional restructuring and related expenses of approximately $30 million to $70 million related to the 2017 restructuring activities. As the Company continues to execute its strategic business plan and global footprint, it may incur restructuring expenses in 2018 that are materially different from the current estimate.

Conference Call/Webcast Information:

Alexion will host a conference call/audio webcast to discuss the fourth quarter and full year 2017 results, at 10:00 a.m. Eastern Time. To participate in the call, dial 800-239-9838 (USA) or 323-794-2551 (International), passcode 7453141 shortly before 10:00 a.m. Eastern Time. A replay of the call will be available for a limited period following the call. The replay number is 888-203-1112 (USA) or 719-457-0820 (International), passcode 7453141. The audio webcast can be accessed on the Investor page of Alexion’s website at: http://ir.alexion.com.

About Alexion

Alexion is a global biopharmaceutical company focused on serving patients and families affected by rare diseases through the innovation, development and commercialization of life-changing therapies. Alexion is the global leader in complement inhibition and has developed and commercializes the first and only approved complement inhibitor to treat patients with paroxysmal nocturnal hemoglobinuria (PNH), atypical hemolytic uremic syndrome (aHUS), and anti-acetylcholine receptor (AchR) antibody-positive generalized myasthenia gravis (gMG). In addition, Alexion has two highly innovative enzyme replacement therapies for patients with life-threatening and ultra-rare metabolic disorders, hypophosphatasia (HPP) and lysosomal acid lipase deficiency (LAL-D). As the leader in complement biology for over 20 years, Alexion focuses its research efforts on novel molecules and targets in the complement cascade, and its development efforts on the core therapeutic areas of hematology, nephrology, neurology, and metabolic disorders. This press release and further information about Alexion can be found at: www.alexion.com.

[ALXN-E]

This press release contains forward-looking statements, including statements related to guidance regarding anticipated financial results for 2018, anticipated savings, costs and expenses related to the Company's 2017 restructuring, the expected timing of data disclosure, anticipated impact of ALXN1210 and other clinical trial recruitment, plans for regulatory filings and clinical programs for our product candidates, anticipated changes to the Company’s R&D strategy and the potential impact of U.S. tax reform.  Forward-looking statements are subject to factors that may cause Alexion's results and plans to differ from those expected, including for example, decisions of regulatory authorities regarding the adequacy of our research, marketing approval or material limitations on the marketing of our products, delays, interruptions or failures in the manufacture and supply of our products and our product candidates, failure to satisfactorily address matters raised by the FDA and other regulatory agencies, the possibility that results of clinical trials are not predictive of safety and efficacy results of our products in broader patient populations, the possibility that current rates of adoption of Soliris in PNH, aHUS or other diseases are not sustained, the possibility that clinical trials of our product candidates could be delayed, the adequacy of our pharmacovigilance and drug safety reporting processes, the risk that third party payors (including governmental agencies) will not reimburse or continue to reimburse for the use of our products at acceptable rates or at all, the possibility that expected tax benefits will not be realized, assessment of impact of recent accounting pronouncements, potential declines in sovereign credit ratings or sovereign defaults in countries where we sell our products, delay of collection or reduction in reimbursement due to adverse economic conditions or changes in government and private insurer regulations and approaches to reimbursement, uncertainties surrounding legal proceedings, company investigations and government investigations, including investigations of Alexion by the U.S. Securities and Exchange Commission (SEC) and U.S. Department of Justice, the risk that anticipated regulatory filings are delayed, the risk that estimates regarding the number of patients with PNH, aHUS, gMG, HPP and LAL-D are inaccurate, the risks of changing foreign exchange rates, risks relating to the potential effects of the Company's restructuring and relocation of its corporate headquarters, and a variety of other risks set forth from time to time in Alexion's filings with the SEC, including but not limited to the risks discussed in Alexion's Quarterly Report on Form 10-Q for the period ended September 30, 2017 and in our other filings with the SEC. Alexion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.

In addition to financial information prepared in accordance with GAAP, this press release also contains non-GAAP financial measures that Alexion believes, when considered together with the GAAP information, provide investors and management with supplemental information relating to performance, trends and prospects that promote a more complete understanding of our operating results and financial position during different periods. The non-GAAP results exclude the impact of the following GAAP items: share-based compensation expense, fair value adjustment of inventory acquired, amortization of purchased intangible assets, changes in fair value of contingent consideration, acquisition-related costs, restructuring and related expenses, upfront and milestone payments related to licenses and collaborations, impairment of intangible assets and certain adjustments to income tax expense. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for, or superior to, the financial measures prepared and presented in accordance with GAAP and should be reviewed in conjunction with the relevant GAAP financial measures. Please refer to the attached Reconciliations of GAAP to non-GAAP Financial Results and GAAP to non-GAAP 2018 Financial Guidance for explanations of the amounts adjusted to arrive at non-GAAP net income and non-GAAP earnings per share amounts for the three and twelve month periods ended December 31, 2017 and 2016 and projected twelve months ending December 31, 2018.

Prior year amounts may have been adjusted to conform to current year rounding presentation.

(Tables Follow)

ALEXION PHARMACEUTICALS, INC.
TABLE 1: CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three months ended		Twelve months ended
	December 31		December 31
	2017	2016(1)	2017	2016(1)
Net product sales	$909.4	$830.2	$3,549.5	$3,081.7
Other revenue	0.3	0.6	1.6	2.4
Total revenues	909.7	830.8	3,551.1	3,084.1

Cost of sales	144.6	67.6	454.2	258.3
Operating expenses:
Research and development	265.0	205.9	878.4	757.2
Selling, general and administrative	296.4	258.5	1,094.4	953.0
Amortization of purchased intangible assets	80.0	80.0	320.1	322.2
Change in fair value of contingent consideration	9.2	5.0	41.0	35.7
Acquisition-related costs	—	—	—	2.3
Restructuring expenses	5.9	1.3	104.6	3.0
Impairment of intangible assets	—	85.0	31.0	85.0
Total operating expenses	656.5	635.7	2,469.5	2,158.4

Operating income	108.6	127.5	627.4	667.4

Other income and expense:
Investment income	5.6	2.9	18.5	10.9
Interest expense	(25.1)	(24.4)	(98.4)	(96.9)
Other income (expense)	0.2	(1.5)	0.3	(5.2)

Income before income taxes	89.3	104.5	547.8	576.2

Income tax expense	59.3	11.7	104.5	176.8

Net income	$30.0	$92.8	$443.3	$399.4

Earnings per common share
Basic	$0.13	$0.41	$1.98	$1.78
Diluted	$0.13	$0.41	$1.97	$1.76

Shares used in computing earnings per common share
Basic	223.3	223.8	223.9	224.3
Diluted	225.0	225.6	225.4	226.3

(1) Prior year amounts may have been adjusted to conform to current year rounding presentation.

ALEXION PHARMACEUTICALS, INC.
TABLE 2: RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS
(in millions, except per share amounts)
(unaudited)

	Three months ended		Twelve months ended
	December 31		December 31
	2017	2016(4)	2017	2016(4)
GAAP net income	$30.0	$92.8	$443.3	$399.4
Before tax adjustments:
Cost of sales:
Share-based compensation	3.0	2.9	11.1	11.1
Fair value adjustment in inventory acquired	—	2.4	5.2	10.8
Restructuring related expenses (1)	69.1	—	152.1	—
Research and development expense:
Share-based compensation	21.1	13.8	76.4	57.6
Upfront and milestone payments related to licenses and collaborations	40.0	6.0	49.4	9.6
Restructuring related expenses (1)	15.3	—	16.3	—
Selling, general and administrative expense:
Share-based compensation	46.7	24.5	155.7	123.7
Restructuring related expenses (1)	4.5	—	10.9	—
Amortization of purchased intangible assets	80.0	80.0	320.1	322.2
Change in fair value of contingent consideration	9.2	5.0	41.0	35.7
Acquisition-related costs	—	—	—	2.3
Restructuring expenses (1)	5.9	1.3	104.6	3.0
Impairment of intangible assets (2)	—	85.0	31.0	85.0
Other income and expense:
Restructuring related expenses (1)	0.3	—	2.6	—
Adjustments to income tax expense (3)	12.5	(26.0)	(82.2)	(6.0)
Non-GAAP net income	$337.6	$287.7	$1,337.5	$1,054.4

GAAP earnings per common share - diluted	$0.13	$0.41	$1.97	$1.76
Non-GAAP earnings per common share - diluted	$1.48	$1.26	$5.86	$4.62

Shares used in computing diluted earnings per common share (GAAP)	225.0	225.6	225.4	226.3
Shares used in computing diluted earnings per common share (non-GAAP)	227.6	227.8	228.1	228.3

(1)    The following table summarizes the total restructuring and related expenses recorded by type of activity and the classification within the Reconciliation of GAAP to non-GAAP Financial Results:

	Three months ended				Twelve months ended
	December 31, 2017				December 31, 2017
	Employee Separation Costs	Asset-Related Charges	Other	Total	Employee Separation Costs	Asset-Related Charges	Other	Total
Cost of Sales	$—	$69.1	$—	$69.1	$—	$152.1	$—	$152.1
Research & Development	—	15.3	—	15.3	—	16.3	—	16.3
Selling , General and Administrative	—	4.5	—	4.5	—	10.9	—	10.9
Restructuring Expense	1.0	—	4.9	5.9	87.3	—	17.3	104.6
Other expense	—	—	0.3	0.3	—	—	2.6	2.6
	$1.0	$88.9	$5.2	$95.1	$87.3	$179.3	$19.9	$286.5

(2) In the second quarter 2017, we recognized an impairment charge of $31.0 million, which fully impaired SBC-103, the acquired in-process research and development asset, due to clinical trial results.
(3) Alexion's non-GAAP income tax expense excludes the Q4 2017 provisional impact of the Tax Cuts and Jobs Act, the tax effect of pre-tax adjustments to GAAP net income, and intercompany transactions with our captive foreign partnership which would become due and payable only upon liquidation of a substantial portion of our non-US business interests.
(4) Prior year amounts may have been adjusted to conform to current year rounding presentation.

ALEXION PHARMACEUTICALS, INC.
TABLE 3: RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL GUIDANCE
(in millions, except per share amounts and percentages)
(unaudited)

	Twelve months ending
	December 31, 2018
	Low	High

GAAP net income	$982	$1,074

Before tax adjustments:
Share-based compensation	247	217
Amortization of purchased intangible assets	320	320
Change in fair value of contingent consideration	15	15
Restructuring and related expenses	70	30
Adjustments to income tax expense	(129)	(106)

Non-GAAP net income	$1,505	$1,550

Diluted GAAP earnings per common share	$4.35	$4.75
Diluted non-GAAP earnings per common share	$6.60	$6.80

Operating expense and margin (% total revenues)

GAAP research and development expense	22%	20%
Share-based compensation	(2)%	(2)%
Restructuring related expenses	0%	0%
Non-GAAP research and development expense	20%	18%

GAAP selling, general and administrative expense	28%	26%
Share-based compensation	(4)%	(3)%
Restructuring related expenses	0%	0%
Non-GAAP selling, general and administrative expense	24%	23%

GAAP operating margin	31%	34%
Share-based compensation	7%	6%
Amortization of purchased intangible assets	8%	8%
Change in fair value of contingent consideration	0%	0%
Restructuring and related expenses	2%	1%
Non-GAAP operating margin	48%	49%

Income tax expense (% of income before income taxes)

GAAP income tax expense	17%	15%
Tax effect of pre-tax adjustments to GAAP net income	1%	1%
Non-GAAP income tax expense	18%	16%

ALEXION PHARMACEUTICALS, INC.
TABLE 4: NET PRODUCT SALES BY GEOGRAPHY
(in millions)
(unaudited)

	Three months ended		Twelve months ended
	December 31		December 31
	2017	2016(1)	2017	2016(1)
Soliris
United States	$321.5	$285.4	$1,235.0	$1,058.5
Europe	246.9	237.0	985.2	939.7
Asia Pacific	86.7	80.8	328.1	303.8
Rest of World	136.8	145.5	595.8	541.2
Total Soliris	$791.9	$748.7	$3,144.1	$2,843.2
Strensiq
United States	$76.2	$59.7	$280.1	$177.5
Europe	12.3	5.4	35.6	15.3
Asia Pacific	5.3	3.6	18.6	13.0
Rest of World	1.8	1.8	5.5	3.6
Total Strensiq	$95.6	$70.5	$339.8	$209.4
Kanuma
United States	$11.2	$8.4	$42.4	$20.4
Europe	5.9	1.7	14.6	6.3
Asia Pacific	0.9	0.4	2.7	1.3
Rest of World	3.9	0.5	5.9	1.1
Total Kanuma	$21.9	$11.0	$65.6	$29.1

Net Product Sales
United States	$408.9	$353.5	$1,557.5	$1,256.4
Europe	265.1	244.1	1,035.4	961.3
Asia Pacific	92.9	84.8	349.4	318.1
Rest of World	142.5	147.8	607.2	545.9
Total Net Product Sales	$909.4	$830.2	$3,549.5	$3,081.7

(1) Prior year amounts may have been adjusted to conform to current year rounding presentation.

ALEXION PHARMACEUTICALS, INC.
TABLE 5: CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	December 31	December 31
	2017	2016(2)
Cash and cash equivalents	$584.4	$966.0
Marketable securities	889.7	327.4
Trade accounts receivable, net	726.5	649.6
Inventories	460.4	374.7
Prepaid expenses and other current assets (1)	292.9	260.5
Property, plant and equipment, net	1,325.4	1,035.6
Intangible assets, net	3,954.4	4,303.1
Goodwill	5,037.4	5,037.4
Other assets	312.2	299.0
Total assets	$13,583.3	$13,253.3

Accounts payable and accrued expenses	$710.2	$572.1
Deferred revenue	15.9	36.6
Current portion of long-term debt	167.4	167.0
Current portion of contingent consideration	—	23.8
Other current liabilities	59.0	23.4
Long-term debt, less current portion	2,720.7	2,888.1
Contingent consideration	168.9	129.1
Facility lease obligations	342.9	233.4
Deferred tax liabilities	365.0	395.5
Other liabilities	140.2	90.5
Total liabilities	4,690.2	4,559.5
Total stockholders' equity (1)	8,893.1	8,693.8
Total liabilities and stockholders' equity	$13,583.3	$13,253.3

(1)    In October 2016, the Financial Accounting Standards Board issued a new income tax standard that eliminates the exception for an intra-entity asset transfer other than inventory. We elected to early adopt this standard in the first quarter 2017. As a result of the adoption, we recorded an $18.8 million decrease in retained earnings, primarily resulting from the elimination of previously recorded prepaid tax assets.

(2)    Prior year amounts may have been adjusted to conform to current year rounding presentation.

Alexion Contacts:

Media
Kim Diamond, 475-230-3775
Executive Director, Corporate Communications

Investors
Elena Ridloff, CFA, 475-230-3601

Vice President, Investor Relations

Catherine Hu, 475-230-3599
Director, Investor Relations